Exhibit 107
Calculation of Filing Fee Tables
Schedule TO
(Form Type)
Oppenheimer Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation
	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$30,000,000(1)	0.0001102	$3,306(2)
Fees Previously Paid	—
Total Transaction Valuation	$30,000,000(1)
Total Fees Due for Filing			$3,306
Total Fees Previously Paid			$—
Total Fee Offsets			$—
Net Fee Due			$3,306

(1)
Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that an aggregate value of $30,000,000 will be acquired pursuant to this offer.

(2)
The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $110.20 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01102% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.